Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made effective as of March 7, 2006, by and among Bancshares of Florida, Inc. (“Bancshares”), a Florida corporation, and Bank of Florida (“BOF”), a Florida banking corporation and Bristol Bank (“Bristol”), a Florida banking corporation. Bancshares, BOF and Bristol shall be hereinafter collectively referred to as the “Constituent Corporations.”

PREAMBLE

WHEREAS, the Boards of Directors of Bancshares, BOF and Bristol have determined that it is desirable and in the best interests of their respective corporations and shareholders that Bristol merge into the BOF (the “Merger”) on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. THE MERGER AND CLOSING

1.01. MERGER

(a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined in Section 1.03), Bristol shall be merged with and into BOF, which will be the surviving banking corporation, in accordance with the Florida Business Corporation Act (the “FBCA”) and the Florida Financial Institutions Codes (the “FFIC”), and the separate corporate existence of Bristol shall thereupon cease.

(b) The Merger shall have the effects set forth in the FBCA and the FFIC, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property and assets, rights and privileges and all debts, liabilities and obligations of Bristol will become the property and assets, rights, privileges, debts, liabilities and obligations of BOF as the surviving banking corporation in the Merger.

1.02. THE CLOSING

The “Closing” of the transactions contemplated hereby will take place in the Board Room of Bancshares, 1185 Immokalee Road, Naples, Florida 34110 (or such other place to which the parties may agree), at 9:00 a.m., Eastern Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in Subsections (a), (b), (d), and (e) of Section 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon ten days notice following satisfaction of such conditions; provided, however, that in no event shall the Closing occur in the last calendar month of any Bancshares fiscal quarter. The date on which the Closing occurs is herein called the “Closing Date.” If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing: (i) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request; (ii) the certificates, letters, opinions and other items required by Section 6 shall be delivered; (iii) Bristol and BOF shall, as applicable, execute articles of merger complying with the requirements of the FBCA and the FFIC (the “Articles of Merger”); and (iv) the parties shall take such further action as is required to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding ten business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in Subsection (c) of Section 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.

1.03. THE EFFECTIVE DATE AND TIME

Immediately following (or concurrently with) the Closing, the Articles of Merger shall be filed with and recorded by the Florida Department of State. The Merger will be effective on the date (the “Effective Date”) and time (the “Effective Time”) specified in the Articles of Merger.

1.04. SURVIVING CORPORATIONS

The Articles of Incorporation and Bylaws of BOF as in effect immediately prior to the Effective Time shall remain unchanged by reason of the Merger and shall be the Articles of Incorporation and Bylaws of BOF as the surviving entity in the Merger. The directors and officers of BOF at the Effective Time of the Merger shall be the directors and officers of BOF as the surviving banking corporation in the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.05. TAX CONSEQUENCES

It is the intention of the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

SECTION 2. CONVERSION OF STOCK IN THE COMPANY MERGER

2.01. CONVERSION OF SHARES

All of the shares of BOF Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the shares of Class A common stock par value $5.00 per share and Class B common stock par value $5.00 of Bristol (collectively, the “Bristol Common Stock”) upon consummation of the Merger shall be as follows:

(a) At the Effective Time, by virtue of the Merger, and without any action on the part of Bancshares, BOF, Bristol or the holders of Bristol Common Stock, the holders of Bristol Common Stock shall receive the following Merger Consideration (as defined herein):

(i) Subject to the other provisions of this Section 2.01, each share of Bristol Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Bristol and shares of Bristol Common Stock as to which Dissenters’ Rights have been perfected and not withdrawn or otherwise forfeited under Section 658.44 of the FFIC [“Dissenters’ Shares”]), shall be converted into the right to receive the appropriate elected or otherwise assigned Merger Consideration. The “Merger Consideration” shall mean either:

(a) cash in the amount of $16.83, without interest (the “Cash Consideration”);

(b) a number of shares of Bancshares Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or

(c) a combination of Cash Consideration and Stock Consideration in accordance with Subsection (ii) of this Subsection 2.01(a).

“Exchange Ratio” shall be equal to:

(x) 0.9471, if the Average Closing Price is less than or equal to $17.77;

(y) the quotient (rounded to the nearest ten-thousandth) of $16.83 divided by the Average Closing Price, if the Average Closing Price is greater than $17.77 and less than $24.04; or

(z) 0.7001, if the Average Closing Price is greater than or equal to $24.04.

“Average Closing Price” means the average of the closing price per share of Bancshares Common Stock on the NASDAQ National Market at the end of the regular session as reported on the Consolidated Tape for the 20 consecutive trading days ending on (and including) the trading day that is two trading days prior to (but not including) the Effective Date.

(ii) The number of shares of Bristol Common Stock to be converted into the right to receive Cash Consideration (including any Dissenters’ Shares and any such shares subject to the cash portion of a Combination Election [as defined in Subsection (iii) herein]) shall not exceed 30% in the aggregate of the number of shares of Bristol Common Stock outstanding immediately prior to the Effective Time (the “Maximum Cash Election Number”). The number of shares of Bristol Common Stock to be converted into the right to receive Stock Consideration (including any such shares subject to the stock portion of a Combination Election) shall be at least 70% in the aggregate of the number of shares of Bristol Common Stock outstanding immediately prior to the Effective Time (the “Minimum Stock Election Number”).

(iii) Subject to the proration and election procedures set forth in this Subsection 2.01(a), each holder of record of shares of Bristol Common Stock (excluding any treasury shares, shares held by Bristol and Dissenters’ Shares) will be entitled to elect to receive: (1) Cash Consideration for all such shares (a “Cash Election”); (2) Stock Consideration for all of such shares (a “Stock Election”); or (3) Cash Consideration for some such shares and Stock Consideration for some such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Bancshares and reasonably acceptable to Bristol (the “Forms of Election” or a “Form of Election”). Holders of record of shares of Bristol Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Bristol Common Stock held by each such Representative for a particular beneficial owner.

(iv) Bancshares, with the assistance of Bristol, shall mail the Form of Election to all persons who are holders of Bristol Common Stock on the record date for the shareholders meeting described in Section 5.08 of this Agreement (the “Special Meeting”), on a date that is not less than twenty (20) business days prior to the Effective Time, and thereafter each of Bancshares and Bristol shall use its reasonable efforts to: (A) cause Bancshares to mail the Form of Election to all persons who become holders of Bristol Common Stock during the period between the record date for the Special Meeting and 10:00 a.m., Eastern Time, on the date ten (10) business days prior to the Effective Time; and (B) make the Form of Election available to all persons who become holders of Bristol Common Stock subsequent to such day and no later than the close of business on the fifth business day prior to the Effective Time. A Form of Election must be received by Bancshares in the manner described below no later than by the close of business on the fifth business day prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(v) Elections shall be made by holders of Bristol Common Stock by mailing, faxing or otherwise delivering to Bancshares, in a manner reasonably acceptable to Bancshares, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to Bancshares. Bancshares will have the discretion to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. Provided such decision is made reasonably, the decision of Bancshares in such matters shall be conclusive and binding. Bancshares shall use reasonable efforts to notify Bristol of any defect in a Form of Election.

(vi) A holder of Bristol Common Stock who does not properly submit a Form of Election that is received by Bancshares prior to the Election Deadline shall be deemed to have made a Stock Election. If Bancshares shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Bristol Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Stock Election.

(vii) All shares of Bristol Common Stock, which are subject to Cash Elections, are referred to herein as “Cash Election Shares.” All shares of Bristol Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated, the number of shares of Bristol Common Stock to be converted into cash exceeds the Maximum Cash Election Number, Bancshares shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a prorata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number is achieved. Holders who make Combination Elections with at least a 70% stock component will not be subject to the redesignation procedures described herein. Bancshares shall make all computations contemplated by this Subsection 2.01(a) in consultation with Bristol, but, provided the results of such computations are reasonably determined, Bancshares ultimate computations shall be conclusive and binding on the holders of Bristol Common Stock.

(viii) The redesignation procedure set forth in this Subsection 2.01(a) shall be completed within five business days after the Effective Date. Promptly after such procedure is completed, all Cash Election Shares and the appropriate shares of Bristol Common Stock subject to Combination Elections and to be converted into Cash Consideration, shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and appropriate shares of Bristol Common Stock which are subject to Combination Elections and to be converted into Stock Consideration, shall be converted into the right to receive the Stock Consideration. Bristol certificates previously evidencing shares of Bristol Common Stock shall be exchanged, as applicable, for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. Notwithstanding the foregoing, however, no fractional shares of Bancshares Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Subsection 2.01(c).

(ix) Each share of Bristol Common Stock held in the treasury of Bristol immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b) To the extent not prohibited by 12 USC Section 1828(k) or 12 CFR Part 359, each Stock Option under the Stock Option Plan (as such terms are hereinafter defined) that is outstanding at the Effective Time (which cover 86,400 shares of Bristol Common Stock and that each have an exercise price of $10.00) shall be converted into the right to receive a number of shares of Bancshares Common Stock equal to the Stock Option Exchange Ratio, without the payment by such Stock Option Holder of any consideration therefor, other than the cancellation of such Stock Option. Notwithstanding the foregoing, however, no fractional shares of Bancshares Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Subsection 2.01(c).

“Stock Option Exchange Ratio” shall be equal (rounded to the nearest ten-thousandth) to:

(x) 0.3844, if the Average Closing Price is less than or equal to $17.77;

(y) the quotient of $6.83 divided by the Average Closing Price, if the Average Closing Price is greater than $17.77 and less than $24.04; or

(z) 0.2841, if the Average Closing Price is greater than or equal to $24.04.

(c) No certificates or scrip representing fractional shares of Bancshares Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Subsections 2.01(a) or (b) of this Agreement, cash adjustments (without interest) will be paid to the holder of Bristol Common Stock in respect of any fraction of a share of Bancshares Common Stock that would otherwise be issuable to such holder of Bristol Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Bancshares Common Stock otherwise issuable by $20.90, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

2.02. EXCHANGE OF CERTIFICATES; DISSENTERS’ SHARES

(a) After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Bristol Common Stock, other than Dissenters’ Shares and treasury shares, upon surrender thereof to Bancshares, together with duly executed transmittal materials provided pursuant to Subsection 2.02(b) or upon compliance by the holder or holders thereof with the procedures of Bancshares with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any Merger Consideration payable in exchange for such shares. In effecting the exchange of Bristol shares, Bancshares shall use its independent stock transfer agent to serve as exchange agent. On the Effective Date, Bancshares shall place in escrow with such exchange agent funds adequate to pay all Cash Consideration to be paid in the Merger.

(b) Promptly after the Effective Time, Bancshares shall send or cause to be sent to each shareholder of record of Bristol at the Effective Time, excluding the holders, if any, of Dissenters’ Shares, transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (as hereinafter defined) shall pass, only upon proper delivery of the Certificates to Bancshares) for use in exchanging certificates of Bristol Common Stock (the “Certificates”).

(c) Upon surrender to Bancshares of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor his or her portion of the Merger Consideration (in the form or forms elected by such holder subject to the provisions hereof) deliverable in respect of the shares of Bristol Common Stock represented by such Certificate, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration deliverable upon surrender of the Certificate. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer. The person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Bancshares that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each Certificate (other than Certificates representing Dissenters’ Shares) shall represent for all purposes the right to receive the corresponding portion of the Merger Consideration without any interest thereon. Payments to holders of Dissenters’ Shares shall be made as required by the FFIC.

(d) Notwithstanding anything in this Agreement to the contrary, Dissenters’ Shares shall not be converted into or be exchangeable for the right to receive the corresponding portion of the Merger Consideration provided in Subsection 2.01(a) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the FFIC. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Bristol Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the corresponding portion of the Merger Consideration without any interest thereon.

2.03. CLOSING TRANSFER BOOKS

At the Effective Time, the stock transfer books of Bristol shall be closed and no transfer of shares of Bristol Common Stock shall be made thereafter. All shares of Bancshares Common Stock issued and cash payments paid upon surrender for exchange of certificates representing shares of Bristol Common Stock in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Bristol Common Stock theretofore represented by such certificates.

2.04. ESCROW OF CASH CONSIDERATION

(a) Notwithstanding any other provision of this Agreement, in the event there are any Dissenters’ Shares following the Special Meting, $100,000 shall be withheld from the Cash Consideration and shall be paid to BOF as escrow agent, and BOF agrees to act and serve as escrow agent therefor in accordance with this Section 2.04, and BOF shall place such $100,000 in an escrow account (“Escrow Account”).

(b) Upon submitting a written request to BOF, Bancshares shall be permitted to withdraw and expend funds from the Escrow Account to pay for costs incurred in complying with the dissenters’ rights procedures under Section 658.44 of the FFIC (but not for payment to the holders of Dissenters’ Shares).

(c) Upon the termination of the dissenters’ rights proceedings or the issuance of a final, non-appealable order in such proceedings, Bancshares shall instruct BOF to disburse any funds remaining in the Escrow Account, including any amounts replenished in accordance with Subsection 2.04(d) below, to those former holders of Bristol Common Stock who received Cash Consideration, on a pro rata basis.

(d) In the event that the final valuation of a Dissenters’ Share is less than the Cash Consideration, BOF, as escrow agent, shall credit and increase the amount of money in the

Escrow Account by an amount equal to the difference between the final valuation amount per share and the Cash Consideration, multiplied by the number of Dissenters’ Shares, to replenish the Escrow Account, up to a maximum of $100,000, for amounts that may have been withdrawn in accordance with Subsection 2.04(b) above. To clarify, such credit shall not exceed the lesser of $100,000 or the amount that was withdrawn from the Escrow Account in accordance with Subsection 2.04(b) above. Such credited funds shall then be disbursed to the former holders of Bristol Common Stock who received Cash Consideration, on a pro rata basis, in accordance with Subsection 2.04(c) above.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BRISTOL

For purposes of this Section 3, the term “material adverse effect” shall mean, a condition, event, change or occurrence that is likely to have a material adverse effect upon the financial condition, results of operations, loans, securities, deposit accounts, business or properties of Bristol; provided, however, that in determining whether a material adverse effect has occurred there shall be excluded any effect, to the extent attributable to or resulting from, (a) any changes in the laws, regulations or interpretations of laws or regulations generally affecting the banking business, but not uniquely relating to Bristol; (b) any changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking or bank holding company businesses, but not uniquely relating to Bristol; (c)changes in national or international political or social conditions including the engagement by the Untied States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) actions or omissions of Bristol taken with the prior written consent of Bancshares in contemplation of the transactions contemplated hereby; (e) any facts existing on the date of this Agreement as fully disclosed in the schedules of exceptions delivered by Bristol with this Agreement; and (f) any action taken at the specific request or direction of Bancshares. Bristol represents and warrants to Bancshares and BOF that, except as disclosed in the schedule of exceptions delivered by Bristol to Bancshares (the “Schedule of Exceptions”), as of the date of this Agreement and as of the Closing Date (it being agreed that any item listed on the Schedule of Exceptions is deemed to be disclosed in regard to any relevant section of the Schedule of Exceptions):

3.01. ORGANIZATION; QUALIFICATION

Bristol has no subsidiaries and is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a Florida state-chartered commercial bank, duly organized, validly existing and in good standing under the laws of the State of Florida and is domiciled in the State of Florida. Bristol has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on Bristol’s financial condition, results of operations or business.

3.02. CAPITAL STOCK; OTHER INTERESTS

As of December 31, 2005, the authorized capital stock of Bristol consists of 1,000,000 shares of preferred stock (none of which are issued and outstanding) and 3,500,000 shares of

Bristol Common Stock (2,500,000 of which are designated as Class A and 1,000,000 of which are designated as Class B). Also as of December 31, 2005, 402,400 shares of Class B Bristol Common Stock and 804,800 shares of Bristol Class A Common Stock are outstanding and there are no shares held as treasury stock. All issued and outstanding shares of capital stock of Bristol have been duly authorized and are validly issued, fully paid and nonassessable. Other than outstanding options to acquire up to an aggregate of 86,400 shares of Bristol Common Stock (the “Stock Options”) granted pursuant to Bristol’s 1999 Stock Option Plan (the “Stock Option Plan”) Bristol has no outstanding stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. There are no agreements among Bristol and Bristol’s shareholders or by which Bristol is bound with respect to the voting or transfer of Bristol Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of Bristol has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. Except as set forth on Schedule 3.02 of the Schedule of Exceptions, Bristol has no subsidiaries or any direct or indirect ownership interest in any firm, corporation, partnership or other entity.

3.03. CORPORATE AUTHORIZATION; NO CONFLICTS

Subject to the approval of this Agreement by the shareholders of Bristol in accordance with the FBCA and FFIC, and applicable federal law, all corporate acts and other proceedings required of Bristol for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the Merger have been validly and appropriately taken. Subject to their approval by the shareholders of Bristol and to such regulatory approvals as are required by law, this Agreement is a legal, valid and binding obligation of Bristol and is enforceable against Bristol in accordance with the terms hereof, except that enforcement may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions; (b) general equitable principles; and (c) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.03 of the Schedule of Exceptions, with respect to Bristol, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) violate, conflict with, or result in a breach of any provision of; (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under; (iii) result in the termination of or accelerate the performance required by; or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or Bylaws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

3.04. FINANCIAL STATEMENTS, REPORTS AND PROXY STATEMENTS

(a) Bristol has delivered to Bancshares true and complete copies of: (i) its balance sheets as of December 31, 2003 and December 31, 2004, the related consolidated statements of income, shareholders’ equity and cash flows for the respective years then ended, the related notes thereto, and the reports of its independent public accountants (collectively, the “Financial Statements”); (ii) the unaudited consolidated balance sheets as of September 30, 2004 and September 30, 2005 of Bristol, and the related unaudited statements of income and cash flows for the nine-month periods then ended (collectively, the “Interim Financial Statements”); (iii) all monthly reports and financial statements of Bristol that were prepared for Bristol’s Board of Directors since September 30, 2005; (iv) all “call reports” and financial statements, including all amendments thereto, made to the Federal Deposit Insurance Corporation (the “FDIC”) or the Florida Department of Financial Services, Office of Financial Regulation (the “OFR”) since December 31, 2002; (v) Bristol’s Annual Report to Shareholders for the year ended 2004 and all subsequent Quarterly Reports to Shareholders, if any; and (vi) all proxy or information statements (or similar materials) disseminated to Bristol’s shareholders since December 31, 2002, if any.

(b) The Financial Statements have been and will be prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the financial position, results of operations, changes in shareholders’ equity and cash flows of Bristol as of the dates thereof and for the periods covered thereby. All other financial statements delivered by Bristol in connection with this Agreement, including the Interim Financial Statements, shall fairly present the financial information reflected therein. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such form’s instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the “Latest Balance Sheet”), Bristol has not had, nor are any of its assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) which is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the OFR, or other bank regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Bristol since December 31, 2002, as of the respective dates thereof, if any, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the OFR, or other bank regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Bristol to be filed or disseminated after the date of this Agreement, if any, will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Financial Statements and the Interim Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, copies of which have been made available to Bancshares.

3.05. LOAN AND INVESTMENT PORTFOLIOS

To Bristol’s knowledge, all loans, discounts and financing leases reflected on the Latest Balance Sheet: (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal, valid and binding obligations of the obligors thereof; (b) are evidenced by genuine notes, agreements or other evidences of indebtedness; and (c) to the extent secured, have been secured, to the knowledge of Bristol, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolio of Bristol as of such date, have been delivered to Bancshares. Except as specifically set forth on Schedule 3.05 of the Schedule of Exceptions, Bristol is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end: (i) delinquent by more than 30 days in the payment of principal or interest; (ii) known by Bristol to be otherwise in material default for more than 30 days; (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Bristol or the FDIC or the OFR; (iv) an obligation of any director, executive officer or 10% shareholder of Bristol who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

3.06. ADEQUACY OF ALLOWANCES FOR LOSSES

Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet was adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Bristol which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Bristol at all times from and after the date of the Latest Balance Sheet was adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Bristol which are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet.

3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS

Since the date of the Latest Balance Sheet, except as provided in Subsection 5.06(a), Bristol has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Bristol capital stock, nor will Bristol declare or pay any dividend between the date of this Agreement and the Effective Time. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened, to the knowledge of Bristol) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Bristol. Except as may result from the transactions contemplated by this Agreement or that would not have a material adverse effect on Bristol, Bristol has not, since the date of the Latest Balance Sheet (except as set forth on Schedule 3.07[a] of the Schedule of Exceptions):

(a)	except in the ordinary course of business and consistent with past practices, borrowed any money or entered into any capital lease or leases;

(b)	except in the ordinary course of business and consistent with past practices, lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise;

(c)	mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets;

(d)	sold, assigned or transferred any of its assets in excess of $50,000.00 in the aggregate;

(e)	except in the ordinary course of business and consistent with past practices, incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

(f)	suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(g)	experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus noninterest bearing deposits such that any such material change would have a material adverse effect on Bristol;

(h)	received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

(i)	received notice that one or more substantial customers have terminated or intend to terminate such customers’ relationship with it, with the result being a material adverse effect on Bristol;

(j)	failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

(k)	incurred any material loss except for losses adequately provided for on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

(l)	forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

(m)	except as set forth on Schedule 3.07(m) of the Schedule of Exceptions, made any capital expenditure or capital addition or betterment in excess of $50,000.00;

(n)	except as set forth in Schedule 3.07(n) of the Schedule of Exceptions, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 10% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000.00;

(o)	except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements;

(p)	made any loan, given any discount or entered into any financing lease which has not been: (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business; (ii) evidenced by genuine notes, agreements or other evidences of indebtedness; and (iii) fully provided for in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business;

(q)	entered into any agreement, contract or commitment to do any of the foregoing; or

(r)	authorized or issued any additional shares of Bristol Common Stock, Bristol preferred stock, other than the issuance of shares of Bristol Common Stock pursuant to the exercise of Stock Options outstanding as of the date of this Agreement to purchase Bristol Common Stock.

3.08. TAXES

Bristol has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment, intangible and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein which have become due, other than taxes which are being contested in good faith and for which adequate accruals have been made on the Latest Balance Sheet, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. To Bristol’s knowledge, Bristol’s federal income tax return has never been audited by the Internal Revenue Service. No audit or examination is presently being conducted by any taxing authority nor has Bristol received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to Bristol by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of Bristol. Bristol has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

3.09. TITLE TO ASSETS

(a) On the date of the Latest Balance Sheet, Bristol had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and marketable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and marketable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for: (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Bristol owns, or has valid leasehold interests in, all properties and assets used in the conduct of its business. Any real property and other material assets held under lease by Bristol are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by Bristol. No real property held by Bristol, or any real property subject to a security interest, has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Hazardous Materials (as hereinafter defined).

(b) With respect to each lease of any real property or personal property to which Bristol is a party (whether as lessee or lessor), except for financing leases in which Bristol is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

(c) Bristol has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

3.10. LEGAL MATTERS

(a) To the knowledge of Bristol: (i) there is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against Bristol; nor (ii) do any facts or circumstances exist that would be likely to form the basis for any material claim against Bristol that, if adversely determined, would have a material adverse effect on Bristol.

(b) To the knowledge of Bristol, Bristol is in compliance in all material respects with all applicable laws, rules, regulations, orders, writs, judgments and decrees. There are no governmental investigations pending or, to Bristol’s knowledge, threatened against Bristol. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to Bristol as a result of examination by any regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Bancshares.

(c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to Bristol as a result of examination by any regulatory authority.

(d) Bristol is not subject to any written agreement, memorandum, Cease and Desist Order or other order with or by any regulatory authority, nor has any such action been threatened or proposed, other than: (i) a Memorandum of Understanding among Bristol, the FDIC and the OFR dated October 7, 2005 (the “MOU”); and (ii) subsequent actions based on deficiencies or violations of law cited by the FDIC and the OFR in the OFR’s examination exit interview on February 17, 2006, in the MOU or in subsequent correspondence from a regulatory authority and provided to Bancshares prior to the date hereof.

(e) To the knowledge of Bristol, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against any officer, director, advisory director or employee of Bristol, in each case by reason of any person being or having been an officer, director, advisory director or employee of Bristol.

(f) Bristol has not received any correspondence from the Financial Crimes Enforcement Network, the United States Department of the Treasury or the United States Department of Justice concerning any compliance deficiencies or violations of law related to anti-money laundering laws or regulations, currency transaction reporting, the Bank Secrecy Act or otherwise.

3.11. EMPLOYEE BENEFIT PLANS

(a) Except for the plans, policies, contracts and arrangements listed on Schedule 3.11(a) of the Schedule of Exceptions (the “Employee Benefit Plans”) or those policies or arrangements that constitute mere payroll practices, Bristol does not sponsor, maintain or contribute to, and has at no time sponsored, maintained or contributed to, any Employee Benefit Plan, severance pay arrangement, employment agreement or similar arrangement, whether or not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in which Bristol or Bristol’s employees participate or under which Bristol or Bristol’s employees are entitled to compensation or benefits. Each of the Employee Benefit Plans has been maintained and administered in all material respects in compliance with its terms, the applicable provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. To the knowledge of Bristol, no Employee Benefit Plan, including any “party in interest” or “disqualified person” with respect thereto, has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA; there is no claim relating to any of the Employee Benefit Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the Employee Benefit Plans or the assets thereof. Bristol has complied in all material respects with the applicable reporting and disclosure requirements of ERISA and the Code. None of the Employee Benefit Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service, or Bristol is relying upon an opinion or advisory letter issued by the Internal Revenue Service with respect to the prototype or similar document serving as the basis for the adoption of such Employee Benefit Plan, with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. Bristol has not sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the “COBRA” provisions of ERISA and the Code or under similar requirements of state law.

(b) True and complete copies of all Employee Benefit Plans (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on Form Series 5500, if applicable, with respect to such plan or arrangement have been delivered to Bancshares with the Schedule of Exceptions.

(c) All group health plans of Bristol to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA, and all such group health plans are in compliance in all material respects with the notice, certification and design requirements imposed under Section 701 of ERISA, et seq. (Health Insurance Portability and Accountability Act of 1996).

(d) With respect to each Employee Benefit Plan previously or currently sponsored or maintained by Bristol, or to which Bristol previously made or is currently making contributions, which is ongoing or has been terminated by Bristol, no event has occurred and no condition exists that would subject Bristol, Bancshares or BOF to any material tax, penalty, fine or other liability as a result of the sponsorship, contribution to or maintenance of such Employee Benefit Plan.

(e) No payment or benefit made, to be made or due to any participant under the Employee Benefit Plans, the Stock Option Plan, or other arrangement on account of the transactions contemplated hereunder will be deemed to constitute an “excess parachute payment” within the meaning of Code Section 280G and the regulations promulgated thereunder unless such payment receives shareholder approval as required by the Code.

(f) Each grant, award or other form of incentive relating to shares of Bristol Common Stock made under the Employee Benefit Plans and/or the Stock Option Plan was granted or awarded in compliance with all applicable laws, including federal and state securities laws.

3.12. INSURANCE POLICIES

Bristol maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached as Schedule 3.12 in the Schedule of Exceptions. Bristol is not now liable for, nor has it received notice of, any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and Bristol has not received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, Bristol has not been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices), and Bristol has no reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

3.13. AGREEMENTS

(a) Bristol is not a party to:

(i)	any collective bargaining agreement;

(ii)	any employment or other agreement or contract with or commitment to any employee other than the Employee Benefit Plans and the Stock Option Plan, and the employment related agreements, arrangements, policies and practices referred to in Schedule 3.13(a)(ii) of the Schedule of Exceptions;

(iii)	any obligation of guaranty or indemnification, other than as set forth on Schedule 3.13(a)(iii) of the Schedule of Exceptions, except such indemnification of officers, directors, employees and agents of Bristol as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of Bristol, letters of credit, guaranties of endorsements and guaranties of signatures;

(iv)	any agreement, contract or commitment which is or if performed will be materially adverse to the financial condition, results of operations or business of Bristol;

(v)	any agreement, contract or commitment containing any covenant limiting the freedom of Bristol to engage in any line of business permitted by regulatory authorities, to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by Florida state or national banks, or to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance) except those designated as such on Schedule 3.13(b) of the Schedule of Exceptions; or

(vi)	any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency, nor has Bristol been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree, except the MOU.

(b) Schedule 3.13(b) of the Schedule of Exceptions contains a list of each agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements that are not material) to which Bristol is a party or which affects Bristol and requires payment of more than $10,000 individually or $50,000 in the aggregate. To Bristol’s knowledge, Bristol has not in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. Bristol is not in violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

3.14. LICENSES, FRANCHISES AND GOVERNMENTAL AUTHORIZATIONS

Bristol possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of Bristol are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

3.15. CORPORATE DOCUMENTS

Bristol has delivered to Bancshares, true and correct copies of its Articles of Incorporation and its Bylaws, all as amended and currently in effect. All of the foregoing and all of the corporate minutes and stock transfer records of Bristol have been made available to Bancshares and are current, complete and correct in all material respects.

3.16. CERTAIN TRANSACTIONS

No past or present director, executive officer or five percent or greater shareholder of Bristol has, since January 1, 2004, engaged in any transaction or series of transactions which, if Bristol had been subject to Section 14(a) of the Exchange Act, would be required to be disclosed pursuant to Item 404 of Regulation S-B of the Rules and Regulations of the Securities and Exchange Commission.

3.17. BROKER’S OR FINDER’S FEES

Except for Sandler O’Neill & Partners, L.P. (“Sandler”), whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated November 10, 2005 and amended as of January 11, 2006 (copies of which have been provided to Bancshares) (the “Sandler Agreement”), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Bristol is entitled to any commission, broker’s or finder’s fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

3.18. ENVIRONMENTAL MATTERS

(a) Bristol has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the “Subject Properties”), including without limitation, to the knowledge of Bristol, properties acquired by foreclosure or in settlement of loans;

(b) Bristol is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Bristol;

(c) To Bristol’s knowledge, there are no past or present events, conditions, circumstances, activities or plans by Bristol related in any manner to Bristol or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined, except for such as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Bristol;

(d) To Bristol’s knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against Bristol, or any prior owner of any of the Subject Properties which relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability;

(e) To Bristol’s knowledge, Bristol is not subject to or responsible for any material Environmental Liability which is not set forth and adequately provided for on the Latest Balance Sheet;

(f) “Environmental Law Requirement” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (i) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (ii) all requirements pertaining to protection of the health and safety of employees or the public; and (iii) all requirements pertaining to the: (1) drilling, production, and abandonment of oil and gas wells; (2) the transportation of produced oil and gas; and (3) the remediation of sites related to that drilling, production or transportation;

(g) “Hazardous Materials” shall mean: (i) any “hazardous substance” as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) (“CERCLA”) as amended from time to time, or regulations promulgated thereunder; (ii) asbestos; (iii) polychlorinated biphenyls; (iv) any “regulated substance” as defined by 40 C.F.R. Section 280.12 or the FL Ad. Code, Title 62, Chapter 62-761 and Sec. 62-761.200; (v) any naturally occurring radioactive material (“NORM”), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Florida or another jurisdiction; (vi) any nonhazardous oilfield wastes (“NOW”) defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Florida or another jurisdiction; (vii) any substance the presence of which on the Subject Properties is prohibited by any laws, rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (viii) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal;

(h) “Environmental Liability” shall mean: (i) any liability or obligation arising under any Environmental Law Requirement; or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste; and

(i) To Bristol’s knowledge, there is currently no contamination of the Subject Properties by stachybotrys chartarum mold or other mold in quantity, concentration and location that could reasonably present a hazard to human health.

3.19. INTELLECTUAL PROPERTY

(a) Schedule 3.19 of the Schedule of Exceptions sets forth a complete list of all patents, trademarks, trade names, trade secrets, copyrights, processes, service marks, royalty rights or design rights owned, used or licensed (as licensor or licensee) by Bristol in the operation of its business and all applications therefor and registrations thereof, whether foreign or domestic, owned or controlled by Bristol (the “Intellectual Property”), and, in the case of any such rights that are so owned, the jurisdiction in which such rights or applications have been registered, filed or issued, and, in the case of any such rights that are not so owned, the agreements under which such rights arise. Bristol is the sole and exclusive owner of the Intellectual Property listed on Schedule 3.19 as being owned by it, with the sole and exclusive right, except to the extent indicated therein, to use and license such property. No claim has been asserted or threatened seeking cancellation or concurrent use of any registered trademark, tradename or service mark listed on Schedule 3.19.

(b) There are no claims, demands or suits pending or threatened against Bristol claiming an infringement by Bristol of any patents, copyrights, processes, licenses, trademarks, service marks or trade names of others in connection with its business; none of the Intellectual Property or, as the case may be, the rights granted to Bristol in respect thereof, infringes on the rights of any person or is being infringed upon by any person, and none is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope of their use by Bristol.

3.20. COMMUNITY REINVESTMENT ACT

Bristol has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

3.21. LOANS TO EXECUTIVES; INTERNAL CONTROLS

Bristol has not, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit, in the form of a personal loan to or for any director or executive officer (or an equivalent thereof) which would be in violation of the Board of Governors of the Federal Reserve System’s Regulation O. Bristol has devised and maintains a system of internal accounting controls as described in the “management letter” prepared in conjunction with the most annual audit of Bristol’s financial statements, a copy of which has been provided to Bancshares. Bristol has devised and maintained a system of disclosure controls and procedures sufficient to assure that information required to be disclosed by Bristol to its regulatory authorities is accumulated and communicated to Bristol’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosures.

3.22. ACCURACY OF STATEMENTS

No warranty or representation made or to be made by Bristol in this Agreement or in any document furnished or to be furnished by Bristol pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.13 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BANCSHARES AND BOF

For purposes of this Section 4, the term “material adverse effect” shall mean, a condition, event, change or occurrence that is likely to have a material adverse effect upon the financial condition, results of operations, loans, securities, deposit accounts, business or properties of Bancshares; provided, however, that in determining whether a material adverse effect has occurred there shall be excluded any effect, to the extent attributable to or resulting from, (a) any changes in the laws, regulations or interpretations of laws or regulations generally affecting the banking business, but not uniquely relating to Bancshares; (b) any changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking or bank holding company businesses, but not uniquely relating to Bancshares; (c)changes in national or international political or social conditions including the engagement by the Untied States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) actions or omissions of Bancshares taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby and (e) any facts existing on the date of this Agreement as fully disclosed in the schedules of exceptions delivered by Bancshares with this Agreement. Bancshares and BOF represent and warrant to Bristol that as of the date of this Agreement and as of the Closing Date;

4.01. CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION

“Bancshares’ consolidated group,” as such term is used in this Agreement, consists of Bancshares, BOF, Bank of Florida – Southwest, Bank of Florida – Tampa Bay and Bank of Florida Trust Company. Bancshares is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. BOF is a Florida state-chartered commercial bank duly organized and validly existing and in good standing under the laws of the State of Florida and is domiciled in the State of Florida. Each of Bancshares and BOF have all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Bancshares’ consolidated group, taken as a whole.

4.02. CAPITAL STOCK

As of the date of this Agreement, the authorized capital stock of Bancshares consists of 20,000,000 shares of Bancshares Common Stock and 1,000,000 shares of preferred stock (none of which are issued or outstanding). As of January 13, 2006, 5,930,450 shares of Bancshares Common Stock were issued and outstanding. All issued and outstanding shares of capital stock of Bancshares and BOF have been duly authorized and are validly issued, fully paid and nonassessable. The outstanding capital stock of Bancshares and BOF has been issued in compliance with all legal requirements and any preemptive or similar rights. Bancshares owns all of the issued and outstanding shares of capital stock of BOF free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

4.03. CORPORATE AUTHORIZATION; NO CONFLICTS

Subject to approval of Bancshares as the sole shareholder of BOF, all corporate acts and other proceedings required of Bancshares and BOF for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the Merger have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement constitutes legal, valid and binding obligations of Bancshares and BOF as the case may be, and is enforceable against them in accordance with the terms hereof, except that enforcement may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions; (b) general equitable principles; and (c) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to each of Bancshares and BOF, the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby or thereby will not: (i) violate, conflict with, or result in a breach of any provision of; (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under; (iii) result in the termination of or accelerate the performance required by; or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or its Bylaws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

4.04. FINANCIAL STATEMENTS; REPORTS AND PROXY STATEMENTS

(a) Bancshares has delivered to Bristol true and complete copies of the: (i) consolidated balance sheets as of December 31, 2003 and December 31, 2004 of Bancshares and its subsidiaries, the related consolidated statements of income, changes in shareholders’ equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Bancshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC (collectively, the “Bancshares Financial Statements”); (ii) the unaudited consolidated balance sheet as of September 30, 2004 and September 30, 2005, of Bancshares and its subsidiaries and the related unaudited statements of income and cash flows for the nine-month period then ended, as presented in Bancshares’ quarterly reports on Form 10-QSB and Form 10-Q for the quarters then ended filed with the SEC (the “Bancshares Interim Financial Statements”); and (iii) all proxy or information statements (or similar materials) disseminated to Bancshares’ shareholders since December 31, 2002.

(b) The Bancshares Financial Statements and the Bancshares Interim Financial Statements have been (and all financial statements delivered to Bristol as required by this Agreement will be) prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the financial position, results of operations, changes in shareholders’ equity and cash flows of Bancshares and its subsidiaries as of the dates thereof and for the periods covered thereby. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Bancshares Interim Financial Statements (the “Bancshares Latest Balance Sheet”), none of Bancshares and its subsidiaries has had, nor are any of such members’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) which is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the OFR, or other bank regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Bancshares since December 31, 2002, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the OFR, or other bank regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Bancshares to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.

4.05. LEGALITY OF BANCSHARES SECURITIES

All shares of Bancshares Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

4.06. SEC REPORTS

Bancshares has previously delivered to Bristol an accurate and complete copy of the following Bancshares reports filed with the SEC pursuant to the Exchange Act: (i) annual reports on Forms 10-KSB and 10-K for the years ended December 31, 2003 and 2004; (ii) quarterly reports on Forms 10-QSB and 10-Q for the quarters ended September 30, 2004 and 2005; and (iii) proxy statements for the years 2004 and 2005; as of their respective dates, no such report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.07. LOAN AND INVESTMENT PORTFOLIOS

To Bancshares’ knowledge, all loans, discounts and financing leases reflected on the Bancshares Latest Balance Sheet were: (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal, valid and binding obligations of the obligors thereof; (ii) are evidenced by genuine notes, agreements or other evidences of indebtedness; and (iii) to the extent secured, have been secured, to the knowledge of Bancshares, by valid liens and security interests which have been perfected.

4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS

Since the date of the Bancshares Latest Balance Sheet, Bancshares has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Bancshares capital stock. Since the date of the Bancshares Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened, to the knowledge of Bancshares) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Bancshares. Except as may result from the transactions contemplated by this Agreement or that would not have a material adverse effect on Bancshares, Bancshares has not, since the date of the Bancshares Latest Balance Sheet (except as set forth on Schedule 4.08[a] of the Schedule of Exceptions):

(a)	except in the ordinary course of business and consistent with past practices, borrowed or lent any money;

(b)	except in the ordinary course of business and consistent with past practices, sold, assigned or transferred any of its assets in excess of $500,000.00 in the aggregate;

(c)	except in the ordinary course of business and consistent with past practices, incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

(d)	suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(e)	received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

(f)	failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact;

(g)	incurred any material loss except for losses adequately provided for on the date of this Agreement or on the Bancshares Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

(h)	forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

(i)	except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements; or

(j)	entered into any agreement, contract or commitment to do any of the foregoing.

4.09. TAXES

Each member of Bancshares’ consolidated group has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment, intangible and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein which have become due, other than taxes which are being contested in good faith and for which adequate accruals have been made on the Bancshares Latest Balance Sheet, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. No member of Bancshares’ consolidated group’s federal income tax return has ever been audited by the Internal Revenue Service. No audit or examination is presently being conducted by any taxing authority nor has any member of Bancshares’ consolidate group received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of Bancshares’ consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Bancshares’ consolidated group. All members of Bancshares’ consolidated group has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

4.10. TITLE TO ASSETS

(a) On the date of the Bancshares Latest Balance Sheet, all members of Bancshares’ consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and marketable title to all real property and good and merchantable title to all other material properties and assets reflected on the Bancshares Latest Balance Sheet, and has good and marketable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Bancshares Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for: (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Bancshares Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All members of Bancshares’ consolidated group own, or has valid leasehold interests in, all properties and assets used in the conduct of their business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by such member. No real property held by any member of Bancshares’ consolidated group, or any real property subject to a security interest, has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Hazardous Materials (as hereinafter defined).

(b) With respect to each lease of any real property or personal property to which any member of Bancshares’ consolidated group is a party (whether as lessee or lessor), except for financing leases in which a member of such consolidated group is lessor: (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; and (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease.

(c) No member of Bancshares’ consolidated group has a legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

4.11. LEGAL MATTERS

(a) To the knowledge of Bancshares: (i) there is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against any member of Bancshares’ consolidated group; nor (ii) do any facts or circumstances exist that would be likely to form the basis for any material claim against a member of Bancshares’ consolidated group that, if adversely determined, would have a material adverse effect on Bancshares.

(b) To the knowledge of Bancshares, each member of Bancshares’ consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

(c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Bancshares’ consolidated group as a result of examination by any regulatory authority.

(d) No member of Bancshares’ consolidated group is subject to any written agreement, memorandum or order with or by any regulatory authority.

(e) To the knowledge of Bancshares, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against any officer, director, advisory director or employee of any member of Bancshares’ consolidated group, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member.

4.12. EMPLOYEE BENEFIT PLANS

(a) Each of the employee benefit plans sponsored by any member of Bancshares’ consolidated group (the “Bancshares Employee Benefit Plans”) has been maintained and administered in all material respects in compliance with its terms, the applicable provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No Bancshares Employee Benefit Plan, including any “party in interest” or “disqualified person” with respect thereto, has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA; there is no claim relating to any of the Bancshares Employee Benefit Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the Employee Benefit Plans or the assets thereof. Each member of Bancshares’ consolidated group has complied in all material respects with the applicable reporting and disclosure requirements of ERISA and the Code. A favorable determination letter has been issued by the Internal Revenue Service with respect to each Bancshares Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(b) To the best of Bancshares’ knowledge, all group health plans of all members of Bancshares’ consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof, and all such group health plans are in compliance in all material respects with the notice, certification and design requirements imposed under Section 701 of ERISA, et seq. (Health Insurance Portability and Accountability Act of 1996).

(c) With respect to each Bancshares Employee Benefit Plan previously or currently sponsored or maintained by any member of Bancshares consolidated group, or to which any member of Bancshares consolidated group previously made or is currently making contributions, which is ongoing or has been terminated by such member of Bancshares consolidated group, no event has occurred and no condition exists that would subject any member of Bancshares consolidated group to any material tax, penalty, fine or other liability as a result of the sponsorship, contribution to or maintenance of such Bancshares Employee Benefit Plan.

4.13. INSURANCE POLICIES

Each member of Bancshares’ consolidated group maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. All policies are valid and enforceable and in full force and effect. Within the last three years, no member of Bancshares’ consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices), and Bancshares has no reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

4.14. AGREEMENTS

No member of Bancshares’ consolidated group is a party to:

(a)	any collective bargaining agreement;

(b)	any agreement, contract or commitment which is or if performed will be materially adverse to the financial condition, results of operations or business of Bancshares;

(c)	any agreement, contract or commitment containing any covenant limiting the freedom of any member of Bancshares’ consolidated group to engage in any line of business permitted by regulatory authorities, to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by Florida state or national banks, or to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance) except those designated as such on Schedule 4.14 of the Schedule of Exceptions; or

(d)	any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency, nor has any member of Bancshares’ consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

4.15. LICENSES, FRANCHISES AND GOVERNMENTAL AUTHORIZATIONS

All members of Bancshares’ consolidated group possess all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of their business without interference or interruption. The deposits of all bank subsidiaries of Bancshares are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

4.16. CORPORATE DOCUMENTS

Bancshares has delivered to Bristol, true and correct copies of its Articles of Incorporation and its Bylaws, all as amended and currently in effect.

4.17. CERTAIN TRANSACTIONS

No past or present director, executive officer or five percent or greater shareholder of any member of Bancshares’ consolidated group has, since January 1, 2003, engaged in any transaction or series of transactions which, if such member had been subject to Section 14(a) of the Exchange Act, would be required to be disclosed pursuant to Item 404 of Regulation S-B of the Rules and Regulations of the Securities and Exchange Commission.

4.18. BROKER’S OR FINDER’S FEES

Except for Raymond James & Associates, Inc. (“Raymond James”), whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated January 5, 2006 (a copy of which has been provided to Bristol) (the “Raymond James Agreement”), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Bancshares is entitled to any commission, broker’s or finder’s fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

4.19. ENVIRONMENTAL MATTERS

(a) Each member of Bancshares’ consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the “Subject Properties”), including without limitation, to the knowledge of Bancshares, properties acquired by foreclosure or in settlement of loans;

(b) Each member of Bancshares’ consolidated group is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Bancshares;

(c) To Bancshares’ knowledge, there are no past or present events, conditions, circumstances, activities or plans by any member of Bancshares’ consolidated group related in any manner to any member of Bancshares’ consolidated group or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined, except for such as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Bancshares;

(d) To Bancshares’ knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against Bancshares or any member of Bancshares’ consolidated group, or any prior owner of any of the Subject Properties which relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability;

(e) To Bancshares’ knowledge, no member of Bancshares’ consolidated group is subject to or responsible for any material Environmental Liability which is not set forth and adequately provided for on the Bancshares Latest Balance Sheet; and

(f) To Bancshares’ knowledge, there is currently no contamination of the Subject Properties by stachybotrys chartarum mold or other mold in quantity, concentration and location that could reasonably present a hazard to human health.

4.20. COMMUNITY REINVESTMENT ACT

All bank members of Bancshares’ consolidated group have complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

4.21. LOANS TO EXECUTIVES; INTERNAL CONTROLS

Bancshares has not, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit, in the form of a personal loan to or for any director or executive officer (or an equivalent thereof) in violation of Section 13(k) of the Exchange Act. Bancshares has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Bancshares has devised and maintained a system of disclosure controls and procedures sufficient to assure that information required to be disclosed by Bancshares to its regulatory authorities is accumulated and communicated to Bancshares’ management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosures.

4.22. ACCURACY OF STATEMENTS

No warranty or representation made or to be made by Bancshares in this Agreement or in any document furnished or to be furnished by Bancshares pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.13 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

4.23. SHAREHOLDER APPROVAL

The approval of Bancshares’ shareholders is not necessary to consummate the Merger.

4.24. REGULATORY APPROVAL

Neither Bancshares nor BOF is aware of any reason or basis that they will not obtain the required regulatory approvals necessary to consummate the Merger and neither has received any advice or information to indicate that there is such a basis.

SECTION 5. COVENANTS AND CONDUCT OF PARTIES PRIOR TO THE

EFFECTIVE DATE

The parties further covenant and agree as follows:

5.01. INVESTIGATIONS; PLANNING

Bristol shall continue to provide to Bancshares and BOF and to their authorized representatives, full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Bancshares and BOF and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Bancshares and BOF shall from time to time reasonably request. Any such access shall be conducted in a manner that does not unreasonably interfere with the operation of the business of Bristol. Bristol agrees to cooperate with Bancshares and BOF in connection with planning for the efficient and orderly combination of the parties and the operation of Bancshares and BOF after consummation of the Merger; provided, however, that Bristol will have no obligation to consolidate or integrate operations unless and until the regulatory approval process is substantially complete. In the event of termination of this Agreement prior to the Effective Date, Bancshares shall, except to any extent necessary to assert any rights under this Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or nonpublic documents, work papers and other materials obtained from Bristol in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business. Bancshares shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Bancshares, BOF, or their agents or representatives. Bancshares and BOF shall continue to provide Bristol’s executive officers with access to Bancshares’ and BOF’s respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Bancshares and BOF to the extent customary in transactions of the nature contemplated by this Agreement.

5.02. COOPERATION AND COMMERCIALLY REASONABLE EFFORTS

Each of the parties hereto will cooperate with the other parties and use all commercially reasonable efforts to: (a) procure all necessary consents and approvals of third parties; (b) complete all necessary filings, registrations, applications, schedules and certificates; (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger and the transactions contemplated hereby; and (d) effect the transactions contemplated by this Agreement at the earliest practicable date. Bristol shall provide Bancshares and BOF full and complete access to all its third party vendors and shall consult Bancshares and BOF prior to negotiating new third party vendor agreements or amendments to or modifications of existing third party agreements.

5.03. INFORMATION FOR, AND PREPARATION OF, REGISTRATION STATEMENT AND PROXY STATEMENT

Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.13 and a proxy statement of Bristol (the “Proxy Statement”) which complies with the requirements of the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Bristol’s shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

5.04. PRESS RELEASES

Bancshares and Bristol will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, neither Bancshares’ nor Bristol will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law in the reasonable judgment of the disclosing party and, if practical, prior notice of such release is provided to the other parties.

5.05. PRESERVATION OF BUSINESS

Bristol will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business, to preserve the goodwill of customers and others having business relations with it, and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

5.06. CONDUCT OF BUSINESS IN THE ORDINARY COURSE

Subject to the requirements imposed by this Agreement, including those set forth in Section 5.02, Bristol shall conduct its business only in the ordinary course consistent with past practices, specifically including loans on commercially reasonable terms and participations with other banks on commercially reasonable terms, and shall not, without the prior written consent of the chief executive officer of Bancshares or his duly authorized designee:

(a)	declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock; other than in connection with the issuance of shares of Bristol Common Stock pursuant to the exercise of Stock Options outstanding as of the date of this Agreement to purchase Bristol Common Stock;

(b)	amend its Articles of Incorporation or Bylaws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

(c)	enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it (except as may be required by law),

(d)	increase (except for increases of not more than 10% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of its present or former directors, officers or employees;

(e)	except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in clauses (i) through (v) of Subsection 3.09(a) hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(f)	acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets, except in the ordinary course of business consistent with past practices;

(g)	commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(h)	commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

(i)	fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

(j)	fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

(k)	dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in noninvestment grade securities or which are inconsistent with past investment practices;

(l)	enter into any new line of banking or nonbanking business in which it is not actively engaged as of the date of this Agreement;

(m)	charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases;

(n)	sell any material asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet;

(o)	make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed Bristol’s applicable regulatory lending limits;

(p)	take or cause to be taken any action that would disqualify the Merger as a “reorganization” within the meaning of Section 368(a)(1)(a) of the Code; or

(q)	agree or commit to do any of the foregoing.

5.07. ADDITIONAL INFORMATION

(a) Bristol will provide Bancshares with prompt written notice of any change in the financial condition, results of operations, business or prospects of Bristol, or any action taken or proposed to be taken by any regulatory agency, any of which would have a material adverse effect on Bristol; (b) Bristol will provide Bancshares and Bancshares will provide Bristol with: (i) prompt written notice of any material breach by any member of such party’s consolidated group of any of its warranties, representations or covenants in this Agreement; (ii) as soon as they become available, as to Bristol, true and complete copies of any financial statements, reports and other documents of the type referred to in Section 3.04, and quarterly unaudited consolidated balance sheets of Bristol, and the related unaudited statements of income, shareholders’ equity and cash flows for the periods then ended, with respect to Bristol; and, as to Bancshares, true and complete copies of financial statements, reports and other documents of the type referred to in Sections 4.04 and 4.06, with respect to Bancshares and its subsidiaries; and (iii) promptly upon its dissemination, any report disseminated to their respective shareholders; (c) Bristol shall make available for inspection by Bancshares at the Bristol’s executive offices true and complete copies of any examination reports issued by any regulatory authority.

5.08. BRISTOL SHAREHOLDER APPROVAL

Promptly after Bristol has received copies of all necessary regulatory applications described in Section 5.14 hereinbelow, as filed with the appropriate regulatory agencies, Bristol’s Board of Directors shall submit this Agreement to its shareholders for approval in accordance with applicable law, together with its recommendation that such approval be given, at a Special Meeting of the Shareholders of Bristol duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement (as defined in Section 5.13 herein). The foregoing obligations of Bristol and its Board of Directors specified in this Section 5.08 are subject to the proviso in the last sentence of Section 5.11.

5.09. RESTRICTED BANCSHARES COMMON STOCK

Bristol shall obtain and deliver to Bancshares, contemporaneously with the execution of this Agreement, a written agreement in the form attached as Exhibit 5.09 hereto from each person who is a director or executive officer of Bristol who will receive shares of Bancshares Common Stock by virtue of the Merger to the effect that such person: (i) has not disposed of any Bristol Common Stock; (ii) will not dispose of any Bristol Common Stock unless the transferee agrees to be bound by such written agreement; and (iii) will not dispose of any Bancshares Common Stock received pursuant to the Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby tax-free reorganization treatment. The directors and executive officers of Bristol further agree to vote in favor of this Agreement and the Merger all shares registered in their name individually or as to which they otherwise have sole voting power, and to use their best efforts, subject to any fiduciary duty they may have, to cause all shares as to which they share voting power with others to be voted in favor of this Agreement and the Merger (the “Director’s and Officer’s Commitment”).

5.10. LOAN POLICY

From the date hereof through the Effective Time, Bristol will not make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies has been provided to Bancshares, provided that this covenant shall not prohibit Bristol from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio. Concurrent with the execution of this Agreement, Bristol shall provide Bancshares a calendar of any Board or committee meetings of Bristol at which the Board or any committee will vote on proposed new or renewal loans or investments. Bristol will allow a representative of BOF to be present at all such meetings for informational purposes only and such BOF representative shall not take part in discussions or voting on any matters presented at such meetings.

5.11. NO SOLICITATIONS

Prior to the Effective Time, or until the termination of this Agreement, Bristol shall not, without the prior approval of Bancshares, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of Bristol in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors’ fiduciary duties to Bristol and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in Subsection 7.01[e]) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of Bristol of the Merger or make a recommendation of any other Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement between Bristol and Bancshares). Bristol shall instruct its officers, directors, agents and affiliates to refrain from doing any of the foregoing, and will notify Bancshares immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Bristol from taking any action that the Board of Directors of Bristol, as the case may be, determines, in good faith after consultation with and receipt of a written opinion of counsel, is required by law or is required to discharge his fiduciary duties to Bristol and its shareholders.

5.12. OPERATING FUNCTIONS

Bristol agrees to cooperate in the consolidation of appropriate operating functions with Bancshares to be effective on the Effective Date; provided that the foregoing shall not be deemed to require any action that, in the opinion of Bristol’s Board of Directors, would adversely affect its operations if the Merger was not consummated.

5.13. BANCSHARES REGISTRATION STATEMENT

(a) Bancshares will prepare and file on Form S-4 a registration statement (the “Registration Statement”) under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Bancshares Common Stock which will be issued to the holders of Bristol Common Stock pursuant to the Merger. Bancshares shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Bancshares Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Bancshares Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Bristol except to the extent that the transfer of any shares of Bancshares Common Stock received by shareholders of Bristol is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax rules. Bristol and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b) Bancshares will indemnify and hold harmless Bristol and its directors, officers and other persons, if any, who control Bristol within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Bancshares shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Bancshares by or on behalf of Bristol or any of its officers, directors or affiliates for use therein.

(c) Promptly after receipt by an indemnified party under Subsection (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Bancshares under such Subsection, notify Bancshares in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it notifies Bancshares of the commencement thereof, Bancshares shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Bancshares to such indemnified party of its election so to assume the defense thereof, Bancshares shall not be liable to such indemnified party under such Subsection for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Bancshares elects not to assume such defense or if counsel for the indemnified party advises Bancshares in writing that there are material substantive issues which raise conflicts of interest between Bancshares or Bristol and the indemnified party, such indemnified party may retain counsel satisfactory to it and Bancshares shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Bancshares shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Bancshares in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

(d) The provisions of Subsection 5.13(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party’s heirs, representatives or successors.

5.14. APPLICATION TO REGULATORY AUTHORITIES

(a) Bancshares shall prepare and file, within 50 days from the date this Agreement is signed, all regulatory applications and filings that are required to be made with respect to the Merger; provided, however, that if Bancshares is unable to prepare and file such applications and filings within the time period specified herein due to the failure of Bristol to timely provide Bancshares any information necessary to complete such applications and filings, provided Bancshares has used its best efforts to cause such filing to occur on a timely basis and provided Bancshares continues to diligently pursue such filing, then Bancshares’ failure to comply with the provisions of this Section 5.14 shall not be deemed a breach of this Agreement.

(b) Bancshares shall provide Bristol copies of all such regulatory applications and filings at the time of filing with the appropriate regulatory agency. In a reasonably prompt manner, Bancshares shall both provide Bristol copies of all correspondence with regulators in connection with such applications and filings and advise Bristol of any substantive oral communications with regulators in connection with such applications and filings.

(c) No provision of this Agreement shall be construed to require Bancshares or BOF to seek the consent of the FDIC to make a payment or distribution that is otherwise prohibited by 12 USC Section 1828(k) or 12 CFR Part 359.

5.15. REVENUE RULING

Bancshares may elect to prepare (and in that event Bristol shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement.

5.16. BOND FOR LOST CERTIFICATES

Upon receipt of notice from any of its shareholders that a certificate representing Bristol Common Stock has been lost or destroyed, and prior to issuing a new certificate, Bristol shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder’s agreement to indemnify Bristol against any claim made by the owner of such certificate, unless Bancshares agrees to the waiver of such bond requirement.

5.17. WITHHOLDING

Bancshares shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Bristol Common Stock after the Effective Time such amounts as Bancshares may be required by law to deduct and withhold therefrom. All such deductions and withholding shall be deemed for all purposes of this Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

5.18. DISSENTERS

Bristol shall give Bancshares: (i) prompt written notice of, and a copy of, any instrument received by Bristol with respect to the assertion or perfection of Dissenters’ Rights, and (ii) the opportunity to participate in any and all negotiations and proceedings with respect to Dissenters’ Rights, should Bancshares desire to do so.

5.19. NASDAQ STOCK MARKET

Bancshares shall cause the shares of Bancshares Common Stock to be issued in the Merger to be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or similar right and to be approved for quotation in the Nasdaq Stock Market National Market System prior to or at the Effective Time.

5.20. CONTINUING INDEMNITY; INSURANCE

(a) Bancshares covenants and agrees that all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Bristol’s Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Bancshares is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Bancshares and the Indemnified Party.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Bancshares under such Subsection, notify Bancshares in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Bancshares shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Bancshares to such Indemnified Party of its election to assume the defense thereof, Bancshares shall not be liable to such Indemnified Party under such Subsection for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Bancshares elects not to assume such defense or if counsel for the Indemnified Party advises Bancshares in writing that there are material substantive issues which raise conflicts of interest between Bancshares or Bristol and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Bancshares shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Bancshares shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(c) Bristol shall cause the persons serving as officers or directors of Bristol, immediately prior to the Effective Time; to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Bristol with respect to acts or omissions occurring prior to or at the respective effective times which were committed by such officers and directors in their capacity as such; provided that the annual premium to be paid by Bristol for such insurance shall not exceed 150% of the most current annual premium paid by Bristol for its directors and officers liability insurance, without Bancshares’ prior approval.

(d) If Bancshares or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Bancshares shall assume the obligations set forth in this Section 5.20, to the extent Bristol does not elect to terminate this Agreement pursuant to Section 7.03 herein below.

(e) The provisions of this Section 5.20 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.21. EMPLOYEES AND CERTAIN OTHER MATTERS

(a) Upon consummation of the Merger all employees of Bristol at the Effective Time of the Merger shall become employees of BOF. Bancshares, Bristol and BOF reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all such employees shall be eligible for such employee benefits as are generally available to employees of BOF having like tenure, officer status and compensation levels except: (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of Bancshares’ Compensation Committee; and (ii) all such employees shall be given full credit for all prior service as employees of Bristol.

(b) Bancshares and BOF will obtain a waiver of any pre-existing condition exclusion under any Bancshares Employee Benefit Plans that are group health plans for which any employees and/or officers (or dependents thereof) of Bristol covered by Employee Benefit Plans as of the date of Closing shall become eligible, to the extent: (i) such pre-existing condition was covered for a period of at least one year under a similar group health plan previously maintained by Bristol; and (ii) the individual affected by the pre-existing condition was covered by Bristol’s corresponding group health plan on the date immediately preceding the Effective Time. Bancshares and BOF shall further use their reasonable best efforts to shorten any pre-existing exclusion periods under any Bancshares Employee Benefit Plan to the extent that such period exceeds in duration any corresponding provision in an Employee Benefit Plan immediately prior to Closing. Bancshares and BOF shall credit employees of Bristol for amounts paid under Employee Benefit Plans during the year of Closing, that are group health plans for purposes of applying deductibles, co-payments and out-of-pocket limitations under such Bancshares Employee Benefit Plan.

5.22. UNDERTAKING TO FILE REPORTS AND COOPERATE IN RULE 144 TRANSACTIONS

Bancshares covenants to use its best efforts to file in a timely manner all materials required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 for resales by affiliates of Bristol of the shares of Bancshares Common Stock received by them in the Merger. In the event of any proposed sale of such Bancshares Common Stock by any such former shareholder of Bristol Common Stock who receives shares of Bancshares Common Stock by reason of the Merger, Bancshares covenants to use its best efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with the requirements of Bancshares’ transfer agents and the reasonable requirements of the broker through which such sale is proposed to be executed. Without limiting the generality of the foregoing, Bancshares agrees to furnish, upon request and at its expense, to the extent it is able, with respect to each such sale a written statement certifying that Bancshares has filed all reports required to be filed by it under the Exchange Act for a period of at least one year preceding the sale of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder. Notwithstanding anything contained in this Section 5.22, Bancshares shall not be required to maintain the registration of the Bancshares Common Stock under Section 12 of the Exchange Act if it shall at any time be entitled to deregister those shares pursuant to the Exchange Act and the rules and regulations thereunder.

5.23. BANCSHARES CONDUCT OF BUSINESS

From the date hereof through the Closing, without the prior written consent of the chief executive officer of Bristol or his duly authorized designee, Bancshares shall not take or cause to be taken any action that would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.24. COMPLIANCE DEFICIENCIES

From the date hereof through the Closing, Bristol shall use its best efforts (including, without limitation, expending capital resources, hiring such employees and engaging such consultants as may be required) to address, remediate, cure and prevent from reoccurring, all deficiencies or violations of law, cited by the FDIC or the OFR in any Report of Examination, examination exit interview, correspondence, or otherwise.

SECTION 6. CONDITIONS OF CLOSING

6.01. CONDITIONS OF ALL PARTIES

The obligations of each of the parties hereto to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

(a) This Agreement and the Merger shall have been duly approved by the shareholders of Bristol.

(b) The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Bancshares shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

(c) No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

(d) All statutory requirements for the valid consummation of the transactions contemplated by the this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Merger without imposing any material conditions with respect thereto that Bancshares reasonably determines to be unduly burdensome.

(e) Bristol shall have received a written opinion from Igler & Dougherty, P.A. in a form reasonably satisfactory to Bancshares and Bristol (the “Tax Opinion”), dated the date of the Effective Time, substantially to the effect that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Bancshares and Bristol will be a party to a reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by holders of Bristol Common Stock who exchange all of their Bristol Common Stock solely for Bancshares Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Bancshares Common Stock); (iv) the tax basis of the Bancshares Common Stock received (including fractional shares deemed received and redeemed) by holders of Bristol Common Stock who exchange all of their Bristol Common Stock solely for Bancshares Common Stock in the Merger will be the same as the tax basis of the Bristol Common Stock surrendered in exchange for the Bancshares Common Stock (reduced by an amount allocable to a fractional share interest in Bancshares Common Stock deemed received and redeemed); and (v) the holding period of the Bancshares Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange all of their Bristol Common Stock solely for Bancshares Common Stock in the Merger will be the same as the Bristol period of the Bristol Common Stock surrendered in exchange therefor, provided that such Bristol Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Bristol and Bancshares reasonably satisfactory in form and substance to such counsel.

(f) Bancshares shall have offered a seat on its Board of Directors to Pat Frost, a current member of Bristol’s Board of Directors, who has been jointly selected by Bancshares and Bristol. Ms. Frost’s service on Bancshares’ Board of Directors shall commence as soon as practicable after the Effective Time.

6.02. ADDITIONAL CONDITIONS OF BANCSHARES

The obligations of Bancshares to consummate the Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

(a) The representations and warranties of Bristol contained in this Agreement shall be in all material respects true and correct, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and Bristol shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. In addition, Bristol shall have delivered to Bancshares and BOF its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer (or their functional equivalents) to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

(b) There shall not have occurred any change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations, or business of Bristol which has a material adverse effect on Bristol; provided, however, that: (i) the incurrence by Bristol of reasonable expenses in connection with the Merger (including fees and expenses of attorneys, accountants or other consultants not to exceed $200,000 in the aggregate and the payment to Sandler of its fee not to exceed 1.1% of the value of the Merger Consideration (as distinct from any expense reimbursement, which shall be included in the aforementioned $200,000) in accordance with the Sandler Agreement [the “Permitted Expenses”]); (ii) amounts payable under existing agreements; (iii) employee retention payments that do not exceed $50,000 in the aggregate, unless Bristol obtains Bancshares’ prior approval, which shall not be unreasonably withheld; (iv) the occurrence of an event specifically permitted under Section 5.07 and each of items (i), (ii), (iii) and (iv) are expressly deemed not to constitute such a material adverse effect.

(c) Bancshares shall have received “comfort” letters from Hacker, Johnson & Smith, P.A. dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance reasonably satisfactory to Bancshares.

(d) Bancshares and BOF shall have received from Powell Goldstein, LLP, special counsel to Bristol, an opinion, dated as of the Closing Date, customary in scope and in form and substance substantially as set forth on Exhibit 6.02(d). In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of Bristol and governmental officials.

(e) Bancshares shall have received from Christopher Roden a signed non-competition agreement and from Jasper Eanes a signed employment agreement termination and release, in form and substance reasonably satisfactory to Bancshares. Mr. Eanes’ agreement shall terminate his employment related agreement listed on Schedule 3.13(a)(ii) of the Schedule of Exceptions, acknowledge receipt by Mr. Eanes of any and all payments due under such agreement (to the extent such payments are permissible pursuant to12 USC Section 1828(k) or 12 CFR Part 359) and releasing Bristol, Bancshares and BOF from any and all obligations thereunder.

(f) Bancshares shall have received a Director’s and Officer’s Commitment in the form specified on Exhibit 5.09 hereto (as contemplated by and within the timeframe specified in Subsection 5.09) from each person who serves as an executive officer or director of Bristol; and Bancshares shall have received from each such person a written confirmation dated not earlier than five (5) days prior to the Closing Date to the effect that each representation made in such person’s Director’s and Officer’s Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Bancshares, compliance with Rule 145 under the Securities Act.

(g) No adverse regulatory action shall be pending or threatened against Bristol, including (without limitation) any proposed amendment to the MOU or any other existing agreement, memorandum, letter, agreement, order or decree, formal or informal, between any regulator and Bristol, if such action would or could impose any material liability on Bancshares, interfere in any material respect with the conduct of the businesses of Bancshares’ consolidated group following the Merger or impede Bancshares’ ability to obtain any required regulatory approval for the Merger.

6.03. ADDITIONAL CONDITIONS OF BRISTOL

The obligations of Bristol to consummate the Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

(a) The representations and warranties of Bancshares and BOF contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Bancshares and BOF shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Bancshares and BOF shall have delivered to Bristol its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

(b) Bristol shall have received from Igler & Dougherty, P.A., counsel for Bancshares and BOF, an opinion, dated as of the Closing Date, customary in scope and in form and substance substantially as set forth on Exhibit 6.03(b). In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Bancshares or members of Bancshares’ consolidated group, and governmental officials.

(c) Bristol shall have received a fairness opinion from Sandler dated the date of the meeting of the Board of Directors approving this Agreement and updated to the date of the proxy statement related to the Special Meeting of Shareholders of Bristol is sent to Bristol’s shareholders, in each case in form and substance satisfactory to Bristol, confirming such financial advisor’s prior opinion to the Board of Directors of Bristol to the effect that the consideration to be paid in the Merger is fair to its shareholders from a financial point of view.

(d) There shall not have occurred any change from the date of Bancshares’ Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Bancshares’ consolidated group taken as a whole which has a material adverse effect on Bancshares’ consolidated group taken as a whole.

6.04. WAIVER OF CONDITIONS

Any condition to a party’s obligations hereunder may be waived by that party, other than the conditions specified in Subsections (a), (b), (c) and (d) of Section 6.01 hereof and the condition specified in Subsection (c) of Section 6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of Section 5.02 hereof.

SECTION 7. TERMINATION

7.01. TERMINATION

This Agreement may be terminated and the Merger contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Bristol as follows:

(a) By the mutual consent of the Boards of Directors of Bancshares and Bristol.

(b) By the Board of Directors of either Bancshares or Bristol in the event of a breach by the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement which individually or in the aggregate may be deemed to have a material adverse effect on such party (it being specifically agreed, without limitation, that a breach of Bristol’s covenant contained in Section 5.24 shall be deemed to have a material adverse effect on Bristol), which in either case cannot be, or has not been, cured within thirty (30) days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in Subsection (c)(i) of this section.

(c) By the Board of Directors of either Bancshares or Bristol if: (i) all conditions to Closing required by Section 6 hereof have not been met by or can not be met by November 30, 2006, and has not been waived by each party in whose favor such condition inures, or (ii) if the Merger has not been consummated by December 31, 2006, provided, in either instance, that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to clause (i) or (ii).

(d) By Bancshares if this Agreement or the Merger fails to receive the requisite vote at any meeting of the Bristol’s shareholders called for the purpose of voting thereon or by Bristol if Bancshares fails to obtain regulatory approval of the Merger or obtain effectiveness of the Registration Statement.

(e) By Bancshares if the Board of Directors of Bristol shall: (i) withdraw, modify or change its recommendation to its shareholders of this Agreement or the Merger, or shall have resolved to do any of the foregoing or; (ii) sell, lease, transfer or dispose of all or substantially all of the assets of Bristol; or (iii) permit the acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Bristol capital stock; or shall have made any announcement of any agreement to do any of the foregoing.

(f) By Bristol in the event Bristol receives a bona fide written offer with respect to any tender or exchange or any a merger, consolidation, or acquisition of all of the stock or assets of Bristol, or other business combination involving Bristol, or any transaction to acquire in any manner, a 10% or greater equity interest in, or more than 10% of the assets of Bristol (“Acquisition Transaction”) and the Board of Directors of Bristol determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Bristol’s shareholders than the transaction contemplated by this Agreement.

(g) By Bancshares, if the holders of more than 30% in the aggregate of the outstanding Bristol Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have exercised their Dissenters’ Rights in accordance with the FFIC.

(h) By Bancshares, upon the entry of a formal enforcement agreement or order [e.g., a Cease and Desist Order] against Bristol by the OFR or the FDIC.

(i) By Bristol, upon Bancshares’ failure to timely file the regulatory applications required by Subsection 5.14(a).

7.02. EFFECT OF TERMINATION

Upon termination of this Agreement pursuant to this Section 7, there shall be no liability by reason of this Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) a willful breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any regulatory authority; (ii) a termination pursuant to Section 7.01 and causing payment to be made under Section 7.03; or (iii) a breach of any of the following provisions: the second to last sentence of Section 5.01 or Subsections 5.13(b) and (c).

7.03. TERMINATION PAYMENT

If this Agreement is terminated by Bancshares pursuant to Subsection 7.01(b), Subsection 7.01(c), Subsection 7.01(d), or Subsection 7.01(e), then Bristol (or its successor) shall pay or cause to be paid to Bancshares upon demand a termination payment of $250,000 payable in same day funds. If this Agreement is terminated by Bristol pursuant to Subsection 7.01(f), then Bristol (or its successor) shall pay or cause to be paid to Bancshares upon demand a termination payment of $1,000,000 payable in same day funds. If this Agreement is terminated by Bristol pursuant to Subsections 7.01(b), 7.01(c), or 7.01(d), then Bancshares shall pay or cause to be paid to Bristol upon demand a termination payment of $250,000 payable in same day funds. If a party elects to so demand a termination payment pursuant to this Section 7.03, such party shall be deemed to have elected its remedy and such termination payment shall be such party’s exclusive remedy hereunder. If this Agreement is terminated pursuant to Subsection 7.01(a), by Bancshares pursuant to Subsection 7.01(h), or by Bristol pursuant to Subsection 7.01(i), neither Bancshares nor Bristol shall be entitled to a termination payment.

SECTION 8. MISCELLANEOUS

8.01. NOTICES

Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively “notice”) required or permitted to be given or made by any party to another in connection with this Agreement or the transactions herein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, UPS or the like) for next day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

If to Bancshares or BOF:

Michael L. McMullan

President and Chief Executive Officer

Bancshares of Florida, Inc.

1185 Immokalee Road

Naples, Florida 34110

With copies to:

A. George Igler, Esq.

Igler & Dougherty, P.A.

2457 Care Drive

Tallahassee, Florida 32308

If to Bristol:

Christopher Roden

Chief Executive Officer

Bristol Bank

1493 Sunset Drive

Coral Gables, Florida 33143

With copies to:

Walter G. Moeling, IV, Esq.

Powell Goldstein LLP

One Atlantic Center - Fourteenth Floor

1201 West Peachtree Street, NW

Atlanta, Georgia 30309

8.02. WAIVER

The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

8.03. EXPENSES

Except as otherwise provided herein, regardless of whether the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

8.04. HEADINGS

The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

8.05. ANNEXES, EXHIBITS AND SCHEDULES

The exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

8.06. INTEGRATED AGREEMENT

This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

8.07. CHOICE OF LAW

The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Florida applicable to contracts made and to be performed wholly within such State. The parties hereto mutually consent and submit to the personal jurisdiction of the state and federal courts located in the State of Florida and agree that any action, suit or proceeding concerning or related to this Agreement must be brought exclusively in the federal courts located in Broward County, Florida to the extent federal courts will accept jurisdiction over such matters, or exclusively in the Florida state courts located in Broward County in the event federal courts do not accept jurisdiction over the subject matter.

8.08. PARTIES IN INTEREST

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of Bancshares’ consolidated group or Bristol without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement, except as expressly provided for herein and therein.

8.09. AMENDMENT

The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

8.10. COUNTERPARTS

This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

8.11. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS

None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

THE FOREGOING AGREEMENT WAS AGREED TO AND ENTERED INTO AS OF THE DATE FIRST WRITTEN ABOVE.

BRISTOL BANK

By:	/s/ Christopher Roden
Christopher Roden
Chief Executive Officer

BANCSHARES OF FLORIDA, INC.

By:	John B. James
John B. James
Executive Vice President and Director of Corporate Risk Management

BANK OF FLORIDA

By:	R. Mark Manitz
R. Mark Manitz
President and Chief Executive Officer